UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 1, 2012

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

(Address of Principal Executive Offices)      (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2012, Blue Earth, Inc. (the “Company”) appointed Philip J. Kranenburg, CPA (age 51) as the Company’s Chief Financial Officer.  Mr. Kranenburg serves as a Partner and Managing Director of the Kranenburg Financial Group (a/k/a Kranenburg CPAs and Kranenburg Capital Management, LLC).  Mr. Kranenburg has extensive experience in finance, operations, governance, and has been heavily involved in energy companies and projects and as a “hands-on” corporate manager and venture capitalist.   Mr. Kranenburg served from 2006 to 2009 as a board member and from 2007 to 2009 as Chairman of the Board at TerraCycle, Inc., an eco-conscious waste management company, where he oversaw an increase in revenues from $1 million to $6.7 million.  Mr. Kranenburg also served as a board member and audit committee member at Hydrogen Corporation from 2007 to 2008, which raised $25 million in funding to implement Westinghouse’s $150 million fuel cell phosphoric acid technology to “supply heat and electricity from (proposed) fuel cell plants” to potential customers, including electricity providers and chemical plants through direct sales and through a strategic relationship with Samsung.  Mr. Kranenburg also participated in developing a proposal for a 40MW solar system in response to the Marin Clean Energy Authority request for proposals.  Mr. Kranenburg partnered with a leading solar manufacturer in offering more than $100 million for the proposed project.  Prior to his experience at the Kranenburg Financial Group, Mr. Kranenburg was employed as a corporate manager, executive and/or accountant at Gemplus, Xcert International, Framdrive, Shearson Lehman and Price Waterhouse, respectively.  He earned a Bachelor of Arts from Stanford University.

Mr. Kranenburg has also been a trustee at the College of Marin since 2003 and is a past vice chairman of the Marin Economic Commission.  As a member of the board of trustees at the College of Marin, Mr. Kranenburg was instrumental in raising a $249.5 million bond offering and in implementing a LEED-based modernization of the two campuses, which is nearing completion and includes two geothermal heat exchange systems, a solar thermal system for the pool and a 210 kilowatts solar covered parking lot.  As Chairman of the Board, Mr. Kranenburg received the Pioneer Award from Green Technology, a non-profit initiative designed to inform government efforts toward sustainability.

Mr. Kranenburg has no family relationship with any of the Company’s directors, executive officers, or key employees and had no relationship with the Company prior to his election as an officer.

In connection with Mr. Kranenburg’s appointment as Chief Financial Officer, the Company and Mr. Kranenburg entered into an employment agreement (the “Employment Agreement”), effective January 1, 2012, pursuant to which Mr. Kranenburg is employed by the Company as an “at will” employee.  The Employment Agreement provides for the following compensation:

•

an annual base salary of $150,000;

•

a bonus determined by the Board of Directors of the Company;

•

an option to purchase 1,000,000 shares of the Company’s common stock pursuant to the Company’s 2009 Equity Incentive Plan, with an exercise price of $1.37, which will vest as follows:

2

(a)

250,000 options on the first anniversary of employment, with 72,993 of the options qualifying as Incentive Stock Options and the remaining as Non-Qualified Stock Options; and

(b)

62,500 options per quarter over the next twelve quarters, with 72,993 of the options qualifying as Incentive Stock Options each year and the remaining as Non-Qualified Stock Options on the vested options per annum.

The Company and Mr. Kranenburg have agreed his cash compensation shall commence following the completion of the Company’s private placement and in lieu of cash compensation for the month of January, Mr. Kranenburg has accepted 9,125 shares of restricted Common Stock. The summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is being filed with this report as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated January 1, 2012, by and between Blue Earth, Inc. and Philip J. Kranenburg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: CEO

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